EXHIBIT (99)(a)

NEWS RELEASE

April 20, 2007
Contact:	Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES STOCK SPLIT

                Newton, NC    The Board of Directors of Peoples Bancorp of North Carolina, Inc., (Nasdaq: PEBK) authorized a 3-for-2 stock split to be paid in conjunction with the Company’s regular cash dividend for the second quarter of 2007 at their most recent meeting.  As a result of the stock split, each shareholder will receive three new shares of stock for every two shares of stock they hold as of the record date.  Shareholders will receive a cash payment in lieu of any fractional shares resulting from the stock split.  The cash dividend will be paid based on the number of shares held by shareholders as adjusted by the stock split.

Peoples Bancorp recently sent its proxy statement and additional proxy materials to shareholders. One of the proposals to be considered at the annual shareholders meeting scheduled for May 3, 2007, is an amendment to the Peoples Bancorp Omnibus Stock Option and Long Term Incentive Plan. The purpose of the amendment is to add additional shares to the Plan to be used as a performance-based equity incentive for the employees and directors of Peoples Bank. The Board of Directors wants to assure shareholders that it does not intend to grant or award all of the additional shares immediately but to use them over time as determined by the Compensation Committee of the Board of Directors of Peoples Bancorp.

            Shareholders are encouraged to enroll in the Company’s Dividend Reinvestment and Stock Purchase Plan.   For details, you may contact the Investor Relations Department at (828) 464-5620 or (800) 948-7195.

Peoples Bank operates entirely in North Carolina, with eleven offices throughout Catawba County, one office in Alexander County, three offices in Lincoln County, two offices in Mecklenburg County and one office in Union County.  The Bank also operates a Loan Production Office in Davidson, North Carolina, which is located in Mecklenburg County.  The Company’s common stock is publicly traded over the counter and is quoted on the Nasdaq National Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995.  These forward-looking statements are based on information currently available to management and are subject to various risks and uncertainties, including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2006, under “General  Description of Business” and otherwise in the Company’s reports and filings.

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